UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 13, 2006

Intraware, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-25249	68-0389976
(State of other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

25 Orinda Way
Orinda, California    94563
(Address of principal executive offices including zip code)

(925) 253-4500
(Registrant's telephone number, including area code)

      N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 — Registrant's Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

     Employee Bonus Program and Stock-Option Grants to Executive Officers

     On March 13, 2006, the Compensation Committee of our Board of Directors approved a new employee bonus plan for the Company's 2006-2007 fiscal year, which began March 1, 2006. The bonus plan provides for potential cash bonus payments to employees, including our executive officers, based upon a combination of individual and Company performance objectives. For our executive officers, the bonus objectives are heavily weighted toward positive financial performance by the Company. The annual bonus targets for each of our executive officers are as follows: Peter Jackson (Chairman, Chief Executive Officer and President) $150,000; Wendy Nieto (Executive Vice President and Chief Financial Officer) $70,000; Richard Northing (Executive Vice President and Chief Operating Officer) $70,000; and Paul Warenski (Senior Vice President, General Counsel, and Secretary) $60,000. The plan provides that these targets would be paid based upon full achievement of individual and Company objectives. In the event individual or Company objectives are not met in full, we anticipate that our executive officers would receive lower bonus payments under the plan.

     On March 13, 2006, our Compensation Committee also approved stock-option grants to Mr. Jackson, Ms. Nieto, and Mr. Northing. Each of these executive officers received and option to purchase 30,000 shares at an exercise price of $6.35 per share, in accordance with the terms and conditions of our 1996 Stock Option Plan.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 16, 2006	Intraware, Inc.

/s/ Paul D. Warenski Paul D. Warenski Senior Vice President, General Counsel and Secretary